EXHIBIT 10.8
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                            EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into, effective as of the 25th day of May, 2001 (the "Effective Date"), by and between A. Christian Schauer ("Employee") and Triple S Plastics, Inc., a Michigan corporation (the "Company"), for the benefit of Eimo Oyj, a company organized under the laws of the Republic of Finland (the "Parent") (the Employee, the Company, and the Parent are hereinafter collectively referred to as the "Parties").


                                 WITNESSETH:
                                 ----------

        WHEREAS, effective as of July 13, 2000, the Company, the Parent, and Spartan Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the "Merger Sub") entered into an Agreement and Plan of Merger, as amended by a First Amendment dated as of February 3, 2001 (such agreement, as amended, is hereinafter referred to as the "Merger Agreement");

        WHEREAS, in March of 2001, the Company, the Merger Sub, and the Parent terminated the Merger Agreement:

        WHEREAS, pursuant to the provisions of an Amended and Restated Agreement and Plan of Merger of even date herewith (the "Amended Plan of Merger"), the Company, the Merger Sub, and the Parent are reinstating the Merger Agreement, amending it in certain respects, and restating it in its entirety, as amended;

        WHEREAS, pursuant to the terms of Section 1.6 of the Merger Agreement, the Company and the Employee entered into an employment agreement dated as of July 13, 2000, in the form of Exhibit 1.6(d)(i) to the Merger Agreement (the "Former Employment Agreement") to be effective as of the effective time of the Merger (as defined in the Merger Agreement);

        WHEREAS, the Parties want to make clear and certain that the Former Employment Agreement has been terminated and cancelled in its entirety and that it will not become effective as of the Effective Time of the Amended Plan of Merger (as defined in the Amended Plan of Merger);

        WHEREAS, the Employee and the Company have entered into an existing employment agreement concerning the terms of the Employee's existing employment by the Company (the "Existing Employment
   Agreement"); and

        WHEREAS, the Parties want to terminate and cancel the Existing Employment Agreement, effective as of the Effective Time of the Amended Plan of Merger, and also desire to set forth in full their agreement concerning the Employee's employment by the Company from and after the Effective Time of the Amended Plan of Merger;

        NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration (the receipt, sufficiency, and adequacy of which are hereby acknowledged), the Parties agree as follows:

        1. CONFIRMATION OF EMPLOYMENT. The Employee hereby confirms and acknowledges as follows: (a) the Employee does not have any written employment agreement with the Company other than the Existing Employment Agreement; (b) the Former Employment Agreement in the form of Exhibit 1.6(d)(i) to the Merger Agreement has been mutually terminated and cancelled in its entirety, it is null and void, and it has no continuing force or effect; and (c) the Employee does not have any rights, damages, claims, or causes of action of any kind or character against the Company arising in connection with or out of the Former Employment Agreement.

        2. TERMINATION OF EXISTING EMPLOYMENT AGREEMENT. Effective as of the Effective Time of the Amended Plan of Merger, the Employee and the Company do hereby mutually terminate and cancel the Existing Employment Agreement. From and after the Effective Time of the Amended Plan of Merger, the Existing Employment Agreement will be null and void, and it will have no continuing effect. This termination and cancellation of the Existing Employment Agreement is self executing and automatically will be effective as of the Effective Time of the Amended Plan of Merger without the Company or the Employee having to take any other or further steps or actions.

        3. RELEASE. Effective as of the Effective Time of the Amended Plan of Merger, the Employee, for himself and his successors, administrators, executors, representatives, and assigns, does hereby, generally and specifically, release and forever discharge the Company, the Parent, and the Merger Sub from any and all losses, damages, obligations, liabilities, demands, claims, and causes of action of every kind and character that may exist as of the Effective Time of the Amended Plan of Merger, regardless of whether known or unknown and also regardless of when occurring or acquired, arising out of or relating to the Former Employment Agreement or the Existing Employment Agreement.

        4. TERM. The term of the Employee's employment by the Company pursuant to this Agreement will commence as of the Effective Time of the Amended Plan of Merger and, unless earlier terminated as set forth herein, will automatically end and terminate on the sixth (6th) month anniversary of the Effective Time of the Amended Plan of Merger (the "Term"). In the event the Merger Agreement is terminated for any reason, this Agreement will simultaneously be terminated and shall have no force and effect. Either the Company or Employee may terminate Employee's employment under this Agreement at any time by

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   two weeks prior written notice to the other. Employee acknowledges and agrees that after the Company's receipt of any notice of termination from the Employee, the Company may, at its sole option, elect an earlier effective date for the termination of Employee's employment by giving written notice of such earlier date to Employee at any time prior to the date of termination initially established by Employee, provided, however, that any post termination payments or benefits due shall be measured from the date Employee initially established for termination. In addition, before the end of the Term, the Employee and the Company may enter into an extension of this Agreement or otherwise amend it in accordance with the provisions hereof, or they may enter into another mutually acceptable employment agreement.

        5.  EMPLOYMENT AND DUTIES.

        (A) Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee, and Employee shall serve the Company, as President and Chief Executive Officer.

        (B) At all times during the term hereof, Employee shall, for the benefit of the Company, use his skills, knowledge and specialized training to perform the duties and exercise the powers, functions and discretions incident to his office or which from time to time, consistent with such position may be assigned to or vested in him by the board of directors of the Company (the "Board"), in an efficient and competent manner and on such terms and subject to such restrictions as the Board may from time to time impose.

        (C) At all times during the term hereof, Employee shall during working hours, devote the whole of his time, attention and ability to his duties hereunder at the Company's offices in Kalamazoo County, Michigan (except for reasonable travel in connection with the exercise of such duties), and Employee shall not be required to relocate to any other location.

        (D) At all times during the term hereof, Employee shall comply with all reasonable requests, instructions and regulations made by the Board and give to Company such explanations, information and assistance as the Board may reasonably require.

        (E) At all times during the term hereof, Employee shall faithfully serve the Company to the best of his ability and use his best efforts to promote the interests of the Company.

        (F) At all times during the term hereof, Employee agrees to be a full-time employee of the Company and to devote his full and exclusive time, energy and skill to the business of the Company, and to the fulfillment of Employee's obligation under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that is competitive with the activities and business of the Company,

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   that is of a nature similar to the Company's business, that would result in a conflict of interest with the Company's business, or that would materially affect Employee's ability to perform his duties as set forth in this Agreement. Moreover, Employee shall not take part in any activities detrimental to the Company's best interest. Nothing in this subsection (f) shall preclude Employee from serving as a director of other corporations in accordance with subsection (g) below.

        (G) Employee may serve as an outside director on a maximum of three (3) boards of directors; provided, however, that the directorships are disclosed to the Board and that such service does not constitute a conflict of interest or otherwise materially affect Employee's ability to perform his duties under this Agreement. Any new directorships commencing after the Effective Time must be approved by the Board of Directors, which approval will not be unreasonably withheld. In the event the Board determines Employee's service as an outside director fails to satisfy any of the provisions of this subsection, it shall notify Employee of the issue and its determination in writing, and Employee shall thereafter have ninety
   (90) days in which to remedy the issue. It is understood that service on the boards of affiliated or related entities shall constitute service on only one board of directors for purposes of this provision. This provision shall in no way limit Employee from serving as a director or trustee of any non-profit or charitable organization.

        6.  COMPENSATION AND BENEFITS.

        (A) Subject to the terms of this Agreement, as base compensation for Employee's services, the Company shall pay Employee a base monthly salary of $16,666.67 ($200,000 annualized). The Employee's base salary may be increased in the discretion of the Board of Directors, but in no event shall it be lowered without the permission of the Employee. The Employee's base salary shall be subject to all federal and state withholdings (and payroll taxes) pursuant to applicable law or regulation. Employee's base salary shall be payable to Employee on the regularly reoccurring pay period established by the Company, but in no event in less than bi-weekly installments.

        (B) In addition to the base salary provided in subsection (a) above, if during the Term of this Agreement the Employee exercises any stock options he holds for shares of the capital stock of the Parent, then the Company shall pay him additional gross compensation (the "Additional Compensation") in an amount equal to twenty percent (20%) of any taxable gain he realizes on such exercise. Employee acknowledges any payment pursuant to this paragraph shall be subject to all federal and state withholdings (and payroll taxes) pursuant to applicable law or regulation. Accordingly, the Additional Compensation shall be net of such withholdings. Such Additional Compensation shall be paid by the Company to the Executive within thirty (30) days after each exercise of all or a part of those options held by the Executive.

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        (C)  Employee hereby acknowledges that Employee may be required to work beyond standard working hours in order to perform his duties hereunder. Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder except as required by law.

        (D) In addition to the compensation described in this Agreement, Employee shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses are properly characterized as being business expenses, and further provided that such expenses were incurred only in accordance with the policies and procedures established by the Company from time to time. Employee shall provide the Company with written documentation of such expenses in form complying with the records required of the Company by the Internal Revenue Service and appropriate state authorities for tax deductibility purposes in such cases, and reimbursement for each item of approved expense shall be made within a reasonable time after receipt by Company of the written documentation thereof.

        (E) Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such medical or dental plans as may be established from time to time by the Company. To the extent Employee participates in such programs, Employee shall be subject to the terms and conditions set forth therein. In no event shall the level of benefits be decreased, except when such benefits are decreased for all executive officers of the Company on the same basis. Benefits shall include the following:

             (I) Participation in the Company's health, hospitalization, medical and dental insurance programs for Employee, his spouse, and legal dependents, subject to and in accordance with applicable laws.

             (II) Participation in any Company retirement and/or pension program in which any of the Company's executive officers participate.

             (III) Long term and short term disability insurance at levels applicable to the Company's executive officers, fully paid by the Company.

             (IV) Three (3) weeks paid vacation during the Term hereof (six (6) weeks annualized), plus such paid time off and holidays as are provided to all executive and management personnel.

             (V) All membership dues, initiation fees, and other dues and fees in connection with Employee's membership in the Kalamazoo Country Club and the Beacon Club. In addition, the Company shall reimburse Employee for all reasonable entertainment expenses and costs Employee incurs for the benefit of the Company in connection with such memberships, in accordance with the Company's policies and practices.

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             (VI)  Life insurance in the amount of two million dollars
   ($2,000,000); the beneficiary of such insurance shall be designated by Employee.

             (VII) Participation in the Company's Share the Success Plan and in any other bonus program made available by the Company to its executives.

             (VIII) The Company will establish a nonqualified Salary-Reduction Deferred Compensation Plan that will allow the Employee to annually determine and direct a portion of his base salary for deposit into the Plan Trust. In addition, the Company shall contribute to such Plan trust monthly an amount equal to the difference between $2,083.33 ($25,000 annualized) and the amount of the Company's matching contribution to the Employee's account under the Company's 401(k) Deferred Compensation Plan. The Plan shall be on terms and conditions that are reasonably acceptable to the Employee, including without limitation, (a) the creation of an irrevocable "Rabbi" trust by the Company, subject to the claims of general creditors of the Company; (b) all sums in the Plan shall become immediately due and payable to the Employee if the Company terminates his employment Without Cause (as hereinafter defined), if he terminates his employment with the Company With Good Reason (as hereinafter defined), or if there is a sale of substantially all of the Company's assets, a sale of a controlling interest in the Company's capital stock, or a merger, consolidation, reorganization, or dissolution of the Company. .

             (IX) All membership and professional dues in the AICPA, MACPA, and one airline club.

             (X)  An automobile allowance of one thousand dollars
   ($1,000) per month.

        7.  TERMINATION.

        (A) If by reason of illness, injury or incapacity, Employee is unable, despite reasonable accommodation, to perform his services or discharge his duties hereunder for a continuous period of six (6) months (excluding vacation, paid time off and holiday time), or for 6 months in any 12 month period, then upon thirty (30) days' prior notice, the Company may terminate the employment of Employee, and thereupon, Employee shall be paid his base salary and prorated bonus through the 30-day notice period.

        (B) In the event of Employee's death, all obligations of the Company under this Agreement shall terminate other than Employee's rights with respect to the payment of that portion of the base salary and prorated bonus earned by Employee to the date of death, plus reimbursement of all pre-approved expenses that were reasonably incurred by Employee in performing his responsibilities and duties for the Company prior to and including such date.

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        (C) If the Company terminates Employee's employment hereunder
   With Cause (as hereinafter defined) or Employee resigns Without Good Reason (as hereinafter defined), all obligations of the Company to provide compensation and benefits under this Agreement shall cease, and Employee shall have no claim against the Company for damages or otherwise by reason of such termination. The Company's election to terminate Employee's employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement. The Company agrees that Employee's election to terminate his employment hereunder for any reason shall not constitute a sufficient basis upon which the Company can terminate Employee's employment With Cause.

        (D) If the Company terminates Employee's employment hereunder Without Cause (as hereinafter defined) or Employee terminates employment With Good Reason (as hereinafter defined), then Employee shall be entitled to continue to receive the following compensation and benefits for the balance of the term of this Agreement, beginning on the date of such termination:

             (I) Employee's base salary, payable on the same basis as his salary was paid prior to such termination of employment, plus his Additional Compensation payable as provided in Section 6 (b) hereof.

             (II) Continued participation in the Company's benefit plans and programs described in Section 7(e) herein (other than those described in Sections 7(e)(iv),(v),(vi), and (vii), to the extent permitted by law.

             (III) Payment of the accrued but unused vacation time of Employee as of the date of his termination of employment.

   In the event of a termination of employment pursuant to this Section 8(c), Employee, and his covered spouse and dependents, will have the right to continue group health coverage under Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("COBRA"), and for purposes of this Agreement, the date of Employee's qualifying event, as defined in Section 603 of ERISA, shall be the last day of the twelve- month period following Employee's termination of employment.

        (E) "With Cause" means the termination of employment resulting from any of the following:

             (I) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement and which remains unremedied after thirty (30) days written notice from the Company to Employee of such breach;

             (II) the commission by Employee of a felony or any crime involving fraud or dishonesty, breach or violation of any applicable


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   U.S. federal or state or Finnish "insider trading" or related rules, regulations or laws, or insider securities laws;

             (III) the illegal use of controlled substances by the Employee, which materially interferes with the performance of his duties hereunder;

             (IV) the persistent failure or refusal of Employee to implement reasonable directives of the Board, which directives are consistent with the scope of Employee's duties hereunder;

             (V) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to material violations or alleged material violations of any Finnish, federal or state law or regulation governing the conduct of the business of the Company; or

             (VI) a deliberate act or omission of a material nature by Employee (other than an act or omission resulting from the exercise by Employee of good faith business judgment) which materially impairs the financial condition or business reputation of the Company.

        (F) "Without Cause" means the termination of Employee's employment by the Company for any reason other than those enumerated in subsections 8(a) or (d) above of this Agreement.

        (G) "With Good Reason" means Employee's termination of his employment with the Company as a result of:

             (I) A material diminution in Employee's duties inconsistent with Employee's position as specified on the signature page hereof (or such other position to which he may be promoted).

             (II) A reduction in the salary or employee benefits described in Section 7 herein.

             (III) Any other material breach of this Agreement by the Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement, which breach is not cured within ten (10) business days after receipt by the Company of notice thereof.

        (H) "Without Good Reason" means the Employee's termination of his employment with the Company pursuant for any reason other than those enumerated in subsections 8 (a) or (f) above.

        (I) Upon the termination of his employment hereunder for whatever reason Employee shall:

             (I) Forthwith tender his resignation from any directorship or office he may hold in the Company, Parent or their respective subsidiaries or affiliates.

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             (II) Not at any time represent himself still to be connected or to have any connection with the Company, Parent or their respective subsidiaries or affiliates.

        (J) The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with the Company to the extent required to give full effect to the covenants and agreements contained herein.

        8.  CONFIDENTIALITY.

        (A) Employee agrees that, both during the term of his employment and after the termination of his employment for any reason, Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Employee's duties, any Confidential Information, as defined hereinafter, that Employee may have or acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Employee by the Company or known by him as a result of his relationship with the Company and not generally within the public domain (whether or not constituting a trade secret), including without limitation, the following information:

             (I) financial information, such as the Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;

             (II) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company the details of which are not generally known;

             (III) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

             (IV) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions,


                                      9







   terminations or reasons therefor, training methods, performance, or other employee information;

             (V) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers; and

             (VI) information with respect to any corporate affairs that the Company agreed to treat as confidential.

   The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the client to which such information pertains.

        (B) The covenant contained in this Section 8 shall survive the termination of Employee's employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 8 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

        9.  NON-COMPETITION.

        Employee expressly covenants and agrees that during the term of his employment hereunder he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the manufacture and sale of products that are the same as, or similar to, or competitive with, the products provided by the Company; a "Competitive Position" means any employment with any Competitor of the Company whereby Employee will use or is likely to use any Confidential Information (as that term is defined in Section 8), or whereby Employee has duties for such Competitor that are the same as or substantially similar to those actually performed by his pursuant to the terms hereof. Nothing contained in this Section 10 is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any corporation that is a Competitor; provided, however, that Employee and members of his immediate family shall not, directly or indirectly, hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation during the term of his employment.

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        10.  NON-SOLICITATION OF EMPLOYEES.

        Employee agrees that he will, for so long as he is employed hereunder and for a period of two (2) years after termination of his employment, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company.

        11.  TOLLING OF PERIOD OF RESTRAINT.

        Employee hereby expressly agrees that any violation of the restraints set forth in Section 11 shall automatically toll and suspend the period of the restraint for the amount of time that the violation continues; PROVIDED, however, that in no event shall the duration of such tolling and suspension exceed two (2) years in the aggregate and further provided that such tolling and suspension shall be conditioned upon the Company taking appropriate action under this Agreement to enjoin or otherwise prevent a breach of this Agreement within a reasonable period of time after the Company discovers such breach.

        12.  ACKNOWLEDGMENTS.

        Employee hereby acknowledges and agrees that the restrictions contained in Sections 8 through 11 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Employee acknowledges that in the event Employee's employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the restrictions contained in Sections 8 through 11 and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to Employee's employment and continued employment with the Company.

        Employee hereby further acknowledges and agrees that each reference to the "Company" contained in Sections 8 through 11, this
   Section 12, and Sections 13 through 15, shall be deemed to include Parent and any affiliate of Parent.

        13.  RIGHTS TO MATERIALS.

        All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company, which Employee uses or prepares or comes in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of his employment or upon the prior demand of the Company, he shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company.


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        14.  WORKS MADE FOR HIRE.

        The Company and Employee acknowledge that in the course of Employee's employment by the Company, Employee may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire and shall be the property of the Company, and Employee shall cooperate with the Company in the protection of the Company's copyrights therein and, to the extent deemed desirable by the Company, the registration of such copyrights.

        15.  DISCOVERIES.

        Employee agrees that any inventions, discoveries or improvements that Employee may develop or conceive during the course of Employee's employment shall be the sole property of the Company. Employee agrees to promptly disclose to the Company in writing all such inventions, discoveries and improvements, whether directly or indirectly related to the business of the Company or whether made solely by the Employee or in conjunction with others. At the Company's request and expense, both during and after Employee's employment, Employee will promptly execute a specific assignment of title to the Company (or any specified member thereof) of each invention, discovery or improvement described in the preceding paragraph, and perform all other acts reasonably necessary to enable the Company to secure a patent therefor in the United States and in foreign countries and to maintain, defend and assert such patents. This obligation shall survive the termination or expiration of this Agreement.

        16.  SEVERABILITY.

        Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 18 if held to be unreasonable or enforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

        17.  REFORMATION.

        If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as so reformed.

        18.  INJUNCTIVE RELIEF.

        Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 8 - 10 and 13 - 15, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        19.  NO SET-OFF OR MITIGATION.

        The payments or benefits payable to or with respect to Employee or his beneficiary pursuant to this Agreement shall not be reduced by the amount of any claim of the Company against Employee or any debt or obligation of Employee owing to the Company. No payments or benefits payable to or with respect to Employee pursuant to this Agreement shall be reduced by any amount Employee may earn or receive from employment with another employer or from any other source.

        20.  ASSIGNMENT.

        The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

        21.  WAIVER.

        The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

        22.  APPLICABLE LAW AND MUTUAL SUBMISSIONS.

        This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Michigan.


        23.  HEADINGS AND CAPTIONS.

        The headings and captions used in this Agreement are for Uconvenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

        24.  NOTICE.

        Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid.

        25.  RIGHT TO ARBITRATION.

        Any controversy or claim arising out of or relating to Employee's employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Employee's employment by the Company was illegally terminated) shall be settled by arbitration at the office of the American Arbitration Association in Chicago, Illinois, in accordance with the United States Arbitration Act (9 U.S.C., Section
   1 et seq.) and the rules of the American Arbitration Association. Company and Employee each consents and submits to the personal jurisdiction and venue of the trial courts of the State of Michigan, and also to the personal jurisdiction and venue of the United States District Court for the District of Michigan which includes the City of Kalamazoo for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude the Company from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as the Company may determine is necessary or appropriate.

        26.  GENDER.

        All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        27.  ENTIRE AGREEMENT.

        This Agreement, together with any exhibits attached hereto, constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Agreement and, at the Effective Time of the Merger, shall supersede any prior agreements or understandings between the Company and Employee with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by both of the parties.

        28.  COUNTERPARTS; TELECOPIER.

        This Agreement may be executed in one or more counterparts, all of which together shall be considered one and the same agreement. Transmission by telecopier of an executed counterpart of the Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.


                       [SIGNATURES BEGIN ON NEXT PAGE]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year set forth at the beginning hereof.


                                 COMPANY:


                                 TRIPLE S PLASTICS, INC.


                                 By:  /s/ Daniel B. Canavan
                                      --------------------------------
                                      Daniel B. Canavan, Chairman
                                      (Name and Title) (Please Print)

   Attest:

   By: /s/ William Stewart
       ---------------------------
       William Stewart


        [CORPORATE SEAL]


                                 EMPLOYEE:


                                 /s/ A. Christian Schauer
                                 -------------------------------------
                                 A. Christian Schauer


                                 EIMO OYJ:

                                 By:  /s/ Elmar Paananen
                                      -------------------------------
                                 Name:  Elmar Paananen
                                 Title: Executive Vice Chairman



   Signature Page to Employment Agreement of A. Christian Schauer











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